PILGRIM’S CEO ON PAID LEAVE OF ABSENCE

Company CFO Fabio Sandri Named Interim CEO

GREELEY, Colo. – June 14, 2020 (GLOBE NEWSWIRE) – Pilgrim’s Pride Corporation (NASDAQ: PPC) today announced that president and CEO Jayson Penn has begun a paid leave of absence, effective immediately. During his leave of absence, Mr. Penn intends to focus on his defense of the recently disclosed indictment against him, to which he has pleaded not guilty. The Pilgrim’s Board of Directors has appointed Fabio Sandri, Pilgrim’s CFO, as interim president and CEO.

“Pilgrim’s operates with the highest standards of integrity and is committed to free and open competition that benefits both customers and consumers,” said Gilberto Tomazoni, chairman of Pilgrim’s Board of Directors. “The board takes the recent allegations very seriously and believes it is in the best interests of both Jayson and the company that he is given the opportunity to focus on his legal defense during this time. Jayson has built a strong leadership team at Pilgrim’s. The board has complete confidence in the ability of Fabio and the team to continue to implement Pilgrim’s strategy and successfully run day-to-day operations.”

Fabio Sandri joined Pilgrim’s as Chief Financial Officer in June 2011. He brings to his role as interim CEO nine years of experience with the company as leader of its financial management and investor relations activities.

About Pilgrim’s
As a global food company with more than 58,000 team members, Pilgrim’s processes, prepares, packages and delivers fresh, frozen and value-added food products for customers in more than 100 countries. For more information, please visit www.pilgrims.com.

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Media Contact:
Cameron Bruett
Corporate Affairs
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